Exhibit 99.1

              Cumulus Reports Second Quarter 2005 Results


    ATLANTA--(BUSINESS WIRE)--Aug. 4, 2005--Cumulus Media Inc. (NASDAQ:CMLS) today reported financial results for the three and six months ended June 30, 2005.
    Historical results are attached. Historical or "as reported" financial data of Cumulus Media Inc. may not be comparable from year to year because of the acquisition of radio stations by the Company during certain of the periods covered. Financial highlights (in thousands, except per share data and percentages) are as follows:


                                        Three Months Ended
                                              June 30,            %
                                          2005         2004     Change
                                     ---------------------------------
As Reported:
Net revenues                         $   87,440  $    86,314      1.3%
Station operating expenses               54,506       52,620      3.6%
Station operating income (1)             32,934       33,694    (2.3)%
Station operating income margin (2)        37.7%        39.0%
Adjusted EBITDA (3)                      29,084       29,824    (2.5)%

Free cash flow (4)                       20,823       24,119   (13.7)%

Same Station Results: (5)
Net revenue                          $   80,357  $    79,288      1.3%
Station operating income (1)             30,516       31,231    (2.3)%
Station operating income margin (2)        38.0%        39.4%

Pro Forma Results: (6)
Net revenue                          $   86,827  $    85,850      1.1%
Station operating income (1)             32,909       33,604    (2.1)%
Station operating income margin (2)        37.9%        39.1%
Adjusted EBITDA (3)                      29,059       29,734    (2.3)%
Adjusted EBITDA margin (7)                 33.5%        34.6%


                                          Six Months Ended
                                              June 30,            %
                                          2005         2004     Change
                                     ---------------------------------
As Reported:
Net revenues                         $  159,563  $   151,764      5.1%
Station operating expenses              105,024       98,915      6.2%
Station operating income (1)             54,539       52,849      3.2%
Station operating income margin (2)        34.2%        34.8%
Adjusted EBITDA (3)                      46,944       45,423      3.3%

Free cash flow (4)                       31,894       32,567    (2.1)%

Same Station Results: (5)
Net revenue                          $  146,776  $   143,198      2.5%
Station operating income (1)             50,581       50,191      0.8%
Station operating income margin (2)        34.5%        35.1%

Pro Forma Results: (6)
Net revenue                          $  158,536  $   155,335      2.1%
Station operating income (1)             54,459       53,481      1.8%
Station operating income margin (2)        34.4%        34.4%
Adjusted EBITDA (3)                      46,864       46,055      1.8%
Adjusted EBITDA margin (7)                 29.6%        29.6%

(1) Station operating income is defined as operating income before depreciation and amortization, LMA fees, corporate general and administrative expenses, non-cash stock compensation and restructuring charges (credits). Station operating income is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States ("GAAP"). Please see the attached table for a reconciliation of station operating income to the most directly comparable GAAP financial measure.
(2) Station operating income margin is defined as station operating income as a percentage of net revenues.
(3) Adjusted EBITDA is defined as operating income before depreciation and amortization, LMA fees, non-cash stock compensation and restructuring charges (credits). Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP. Please see the attached table for a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure.
(4) Free cash flow is defined as Adjusted EBITDA less LMA fee expense, net interest expense, income taxes paid and maintenance capital expenditures. Free cash flow is not a measure of performance calculated in accordance with GAAP. Please see the attached table for a reconciliation of free cash flow to the most directly comparable GAAP financial measure.
(5) Same station results include the 275 stations in 56 markets owned and operated since January 1, 2004.
(6) Pro forma results include the results of i) all acquisitions entered into during the period that were operated under the terms of local marketing agreements; and ii) all acquisitions and dispositions consummated during the period, as if such acquisitions and dispositions were completed at the beginning of each period presented and exclude the results of Broadcast Software International. As of June 30, 2005, the pro forma totals include the results of 310 stations in 61 markets.
(7) Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of net revenues.


    Results of Operations

    Three Months Ended June 30, 2005 Compared to Three Months Ended
June 30, 2004

    Net revenues for the second quarter of 2005 increased $1.1 million to $87.4 million, a 1.3% increase from the second quarter of 2004, primarily as a result of a 5.2% increase in local advertising revenue, offset by a 17.7% decrease in national advertising revenue. For the quarter, revenue grew in 33 of the Company's 61 markets.
    Station operating expenses increased $1.9 million to $54.5 million, an increase of 3.6% over the second quarter of 2004. During the second quarter of 2005, the Company launched its second station in Houston, Texas (acquired on March 31, 2005). The increased expenses associated with the new Houston station, coupled with promotional expenses associated with the first quarter launch of the Company's rock station in Houston, were significant drivers of the second quarter station operating expense increase. Excluding the effect of expenses attributable to the Houston, Texas market, station operating expenses would have increased by $1.1 million or 2.2% for the quarter.
    Station operating income (defined as operating income before depreciation and amortization, LMA fees, corporate general and administrative expenses, non-cash stock compensation and restructuring charges (credits)) decreased $0.8 million to $32.9 million, a decrease of 2.3% from the second quarter of 2004, for the reasons discussed above.
    On a pro forma basis, which includes the results of all stations operated during the period under the terms of local marketing agreements and station acquisitions completed during the period as if each were consummated at the beginning of the periods presented and excludes the results of Broadcast Software International, net revenues for the second quarter of 2005 increased $1.0 million to $86.8 million, an increase of 1.1% from the second quarter of 2004. In terms of revenue composition, pro forma local advertising revenues increased approximately 5.2%, offset by a 17.7% decrease in pro forma national advertising revenues.
    Pro forma station operating expenses increased $1.7 million to $53.9 million, an increase of 3.2% over the second quarter of 2004. This increase was primarily due to 1) expenses incurred associated with the second quarter launch of the Company's new station in Houston, Texas, 2) promotional expenses incurred in the second quarter associated with the first quarter launch of the Company's rock station in Houston and 3) general expense increases associated with operating the Company's station portfolio. Excluding the effect of expenses attributable to the Houston, Texas market during the second quarter, pro forma station operating expenses would have increased by $0.9 million or 1.8% for the second quarter.
    Pro forma station operating income (defined as operating income
(loss) before depreciation, amortization, LMA fees, corporate general and administrative expenses, non-cash stock compensation and restructuring charges (credits); and excluding the results of Broadcast Software International) decreased $0.7 million to $32.9 million, a decrease of 2.1% from the second quarter of 2004.
    Non-cash stock compensation expense increased to $1.7 million for the second quarter of 2005, as compared with a $0.1 million non-cash stock compensation credit in the prior year. Non-cash stock compensation recorded in the current period is primarily comprised of
1) expense associated with 250,000 restricted shares of Class A Common Stock awarded to Lewis W. Dickey, Chairman and CEO, in April 2005, pursuant to his employment agreement dated October 14, 2004 ; 2) expense associated with the additional 250,000 restricted shares of Class A Common Stock to be awarded to Mr. Dickey in each of 2006 and 2007, again pursuant to his employment agreement dated October 14, 2004; and 3) expense associated with 145,000 restricted shares of Class A Common Stock issued to certain other officers of the Company during the second quarter of 2005.
    Interest expense increased by $2.0 million or 43.2% to $6.6 million for the three months ended June 30, 2005 as compared with $4.6 million in the prior period. This increase was primarily due to 1) a $0.8 million loss recorded in the current quarter as an increase to interest expense related to the adjustment of the fair value of certain derivative instruments and 2) a higher average cost of bank debt and increased levels of bank debt outstanding during the current quarter. The current quarter interest expense increase is also amplified by the effect of a $0.8 million gain recorded in the prior year as a reduction of interest expense related to the adjustment of the fair value of certain derivative instruments during that period.
    Income tax expense increased by $0.5 million or 6.9% to $7.0 million for the three months ended June 30, 2005 as compared with $6.6 million in the prior period. Tax expense in the current and prior year is comprised entirely of deferred tax expense and relates primarily to the establishment of valuation allowances against net operating loss carry-forwards generated during the periods.
    Excluding the effects of non-cash stock compensation expense, basic income per common share was $0.15 for the three months ended June 30, 2005. Diluted income per common share, excluding the effect of non-cash stock compensation, was also $0.15. As-reported basic income per common share was $0.13 for the three months ended June 30, 2005 as compared with basic income per common share of $0.19 during the prior year. As-reported diluted income per common share was $0.12 for the three months ended June 30, 2005 as compared with diluted income per common share of $0.18 in the prior year.

    Six Months Ended June 30, 2005 Compared to Six Months Ended June
30, 2004

    Net revenues for the six months ended June 30, 2005 increased $7.8 million to $159.6 million, a 5.1% increase from the same period in 2004, primarily as a result of revenues associated with station acquisitions completed in March 2004 (Rochester, Minnesota and Sioux Falls, South Dakota).
    Station operating expenses increased $6.1 million to $105.0 million, an increase of 6.2% over the same period in 2004, primarily as a result of expenses associated with station acquisitions completed in March 2004. Station operating expenses also increased due to 1) expenses incurred associated with the second quarter launch of the Company's new station in Houston, Texas, 2) promotional expenses incurred in the second quarter associated with launch of the Company's rock station in Houston, Texas and 3) general expense increases associated with operating the Company's station portfolio. Excluding the effect of expenses attributable to the Houston, Texas market, station operating expenses would have increased by $5.4 million or 5.6% for the six months ended June 30, 2005.
    Station operating income (defined as operating income before depreciation and amortization, LMA fees, corporate general and administrative expenses, non-cash stock compensation and restructuring charges (credits)) increased $1.7 million to $54.5 million, an increase of 3.2% from the same period in 2004, for the reasons discussed above.
    On a pro forma basis, which includes the results of all stations operated during the period under the terms of local marketing agreements and station acquisitions completed during the six month period as if each were consummated at the beginning of the periods presented and excludes the results of Broadcast Software International, net revenues for the six months ended June 30, 2005 increased $3.2 million to $158.5 million, an increase of 2.1% from the same period in 2004. In terms of revenue composition, pro forma local advertising revenues increased approximately 5.4% for the period, offset by a 11.3% decrease in pro forma national advertising revenues.
    Pro forma station operating expenses increased $2.2 million to $104.1 million, an increase of 2.2% over the same period in 2004. This increase was primarily due to 1) expenses incurred associated with the second quarter launch of the Company's new station in Houston, Texas,
2) promotional expenses incurred in the second quarter associated with the first quarter launch of the Company's rock station in Houston, Texas and 3) general expense increases associated with operating the Company's station portfolio. Excluding the effect of expenses attributable to the Houston, Texas market, pro forma station operating expenses would have increased by $1.6 million or 1.6% for the six months ended June 30, 2005.
    Pro forma station operating income (defined as operating income
(loss) before depreciation, amortization, LMA fees, corporate general and administrative expenses, non-cash stock compensation and restructuring charges (credits); and excluding Broadcast Software International) increased $1.0 million to $54.5 million, an increase of 1.8% from the same period in 2004.
    Non-cash stock compensation expense increased to $1.7 million for the six months ended June 30, 2005, as compared with a $0.2 million non-cash stock compensation credit in the prior year. Non-cash stock compensation recorded in the current period is primarily comprised of
1) expense associated with 250,000 restricted shares of Class A Common Stock awarded to Lewis W. Dickey, Chairman and CEO, in April 2005, pursuant to his employment agreement dated October 14, 2004; 2) expense associated with the additional 250,000 restricted shares of Class A Common Stock to be awarded to Mr. Dickey in each of 2006 and 2007, again pursuant to his employment agreement dated October 14, 2004; and 3) expense associated with 145,000 restricted shares of Class A Common Stock issued to certain other officers of the Company during the second quarter of 2005.
    Interest expense increased by $1.7 million or 16.4% to $11.8 million for the six months ended June 30, 2005 as compared with $10.1 million in the prior period. This increase was primarily due to 1) a higher average cost of bank debt and increased levels of bank debt outstanding during the current year and 2) a $0.7 million loss recorded in the current year as an increase to interest expense related to the adjustment of the fair value of certain derivative instruments. The current year interest expense increase is also amplified by a $0.4 million gain recorded in the prior year as a reduction of interest expense related to the adjustment of the fair value of certain derivative instruments during the period.
    Income tax expense increased $0.7 million to $13.5 million during the six months ended June 30, 2005, as compared with $12.8 million during the prior year. Tax expense incurred in the current and prior year, comprised entirely of deferred tax expense, was recorded to establish valuation allowances against net operating loss carry-forwards generated during the periods.
    Excluding the effects of non-cash stock compensation expense, basic and diluted income per common share was $0.16 for the six months ended June 30, 2005. As-reported basic and diluted income per common share was $0.14 for the six months ended June 30, 2005 as compared with as-reported basic and diluted loss per common share of $0.16 during the prior year.

    Share Repurchase Program

    On September 28, 2004, the Company announced that its Board of Directors had authorized the purchase, from time to time, of up to $100 million of its Class A Common Stock.
    Since March 31, 2005, the Company completed the repurchase of 2,452,159 shares of Class A Common Stock for $30.0 million, at an average repurchase price per share of $12.21. Including repurchases completed in prior periods, the Company has cumulatively repurchased a total of 3,456,588 shares of Class A Common Stock for $44.6 million under the Board authorized program.

    New $800 Million Credit Facility

    On July 14, 2005, the Company completed the arrangement and syndication of a new $800.0 million credit facility with J.P. Morgan Securities Inc. and Bank of America Securities LLC as joint arrangers.
    The new credit facility provides for a revolving credit commitment of $400.0 million and a $400.0 million term loan. The proceeds of the term loan facility, fully funded on July 14, 2005, and drawings on that date of approximately $123.0 million on the revolving credit facility, were used primarily to refinance amounts outstanding under the Company's pre-existing credit facility.

    Leverage and Financial Position

    Capital expenditures for the three months ended June 30, 2005 totaled $1.9 million and were comprised entirely of maintenance related capital expenditures. For the full year of 2005, we continue to expect capital expenditures to total approximately $7.0 million.
    Leverage, defined under the terms of the Company's credit facility as total indebtedness divided by trailing 12-month Adjusted EBITDA as adjusted for certain non-recurring expenses, was 4.9x at June 30, 2005.
    Including borrowings to fund the share repurchases completed in July and August 2005, the ratio of net long-term debt to trailing 12-month pro forma Adjusted EBITDA as of June 30, 2005 is approximately 5.2x.

    Outlook

    The following statements and data are based on current expectations. These statements are forward looking and actual results may differ materially.
    Cumulus expects third quarter 2005 pro forma net revenue to grow 2% versus the prior year. We also expect third quarter 2005 pro forma station operating expenses to grow by 2%. Further, the following table summarizes selected projected financial results for the third quarter of 2005 (dollars in thousands):


                                           Estimated
                                            Q3 2005
                                          -----------
Depreciation and amortization               $5,600
LMA fees                                     $150
Non-cash stock compensation                  $850
Interest expense                            $6,100
Interest income                             $(100)
Loss on early extinguishments of debt       $1,300
Income tax expense (non cash)               $7,200


    Non-GAAP Financial Measures

    Cumulus Media Inc. utilizes certain financial measures that are not calculated in accordance with GAAP to assess financial performance and profitability. The non-GAAP financial measures used in this release are Station Operating Income, Adjusted EBITDA and Free Cash Flow. Station operating income is defined as operating income before depreciation and amortization, LMA fees, corporate general and administrative expenses, non-cash stock compensation and restructuring charges (credits). Adjusted EBITDA is defined as operating income before depreciation and amortization, LMA fees, non-cash stock compensation and restructuring charges (credits). Free Cash Flow is defined as Adjusted EBITDA less LMA fee expense, net interest expense, income taxes paid and maintenance capital expenditures.

    Station Operating Income

    Station Operating Income serves as a starting point for our management to analyze the cash flow generated by our business by measuring the profitability of our station portfolio and its contribution to the funding of our other operating expenses and to the funding of debt service and acquisitions. Station Operating Income isolates the amount of income generated solely by our stations and assists our management in evaluating the earnings potential of our station portfolio.
    In deriving this measure, we exclude depreciation and amortization due to the insignificant investment in tangible assets required to operate our stations and the relatively insignificant amount of intangible assets subject to amortization. We exclude LMA fees from this measure, even though it requires a cash commitment, due to the insignificance and temporary nature of such fees. Corporate expenses, despite representing an additional significant cash commitment, are excluded in an effort to present the operating performance of our stations exclusive of the corporate resources employed. We believe this is important to our investors because it highlights the gross margin generated by our station portfolio. Finally, we exclude non cash stock compensation and restructuring and impairment charges (credits) from the measure as they do not represent cash payments related to the operation of the stations.
    We believe that Station Operating Income, although not a measure that is calculated in accordance with GAAP, nevertheless is the most frequently used financial measure in determining the market value of a radio station or group of stations. We have observed that Station Operating Income is commonly employed by firms that provide appraisal services to the broadcast industry in valuing radio stations. Further, in each of the more than 140 radio station acquisitions we have completed since our inception, we have used Station Operating Income as our primary metric to evaluate and negotiate the purchase price to be paid. Given its relevance to the estimated value of a radio station, we believe, and our experience indicates, that investors consider the metric to be extremely useful in order to determine the value of our portfolio of stations. We believe that Station Operating Income is the most commonly used financial measure employed by the investment community to compare the performance of radio station operators.
    Finally, Station Operating Income is the primary metric that our management uses to evaluate the performance and results of our stations. Our management uses the measure to assess the performance of our station managers and our board of directors uses it to determine the relative performance of our executive management. As a result, in disclosing Station Operating Income, we are providing our stockholders, and the public, with an analysis of our performance that is consistent with that utilized by our management.
    Station Operating Income should not be considered in isolation or as a substitute for net income, operating income (loss), cash flows from operating activities or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP.

    Adjusted EBITDA

    Adjusted EBITDA is also utilized by our management to analyze the cash flow generated by our business. This measure isolates the amount of income generated by our stations after the incurrence of corporate general and administrative expenses. Management uses this measure to determine the contribution of our station portfolio, including the corporate resources employed to manage the portfolio, to the funding of our other operating expenses and to the funding of debt service and acquisitions.
    In deriving this measure, we exclude depreciation and amortization due to the insignificant investment in tangible assets required to operate our stations and corporate office and the relatively insignificant amount of intangible assets subject to amortization. We exclude LMA fees from this measure, even though it requires a cash commitment, due to the insignificance and generally temporary nature of such fees. Finally, we exclude non cash stock compensation and restructuring and impairment charges (credits) from the measure as they do not represent cash payments related to the operation of the stations.
    We believe that Adjusted EBITDA, although not a measure that is calculated in accordance with GAAP, nevertheless is commonly employed by the investment community as a measure for determining the market value of a radio company. We have also observed that Adjusted EBITDA is routinely employed to evaluate and negotiate the potential purchase price for radio broadcasting companies. Given the relevance to the overall value of the Company, we believe that investors consider the metric to be extremely useful.
    Adjusted EBITDA should not be considered in isolation or as a substitute for net income, operating income (loss), cash flows from operating activities or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP.

    Free Cash Flow

    Free Cash Flow is also utilized by management to analyze the cash generated by our business. Free Cash Flow measures the amount of income generated each period that could be used to fund acquisitions or repay debt, after funding station and corporate expenses, capital expenditures and payment of LMA fees and debt service.
    We believe that Free Cash Flow, although not a measure that is calculated in accordance with GAAP, is commonly employed by the investment community to evaluate a company's ability to pay down debt, pay dividends, repurchase stock and/or facilitate the further growth of a company through acquisition or internal development. We further believe that Free Cash Flow is also utilized by investors as a measure in determining the market value of a radio company.
    Free Cash Flow should not be considered in isolation or as a substitute for net income, operating income (loss), cash flows from operating activities or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP.
    As Station Operating Income, Adjusted EBITDA and Free Cash Flow are measures that are not calculated in accordance with GAAP, they may not be comparable to similarly titled measures employed by other companies. See the quantitative reconciliation of these measures to their most directly comparable financial measure calculated and presented in accordance with GAAP that follows below.

    Forward-Looking Statements

    Certain statements in this release, including statements relating to the integration of acquisitions and any earnings or revenue projections, are "forward-looking" statements, which are statements that relate to Cumulus Media Inc.'s future plans, revenues, station operating income, earnings, objectives, expectations, performance, and similar projections, as well as any facts or assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements, due to various risks, uncertainties or other factors. These factors include competition within the radio broadcasting industry, advertising demand in our markets, the possibility that advertisers may cancel or postpone schedules in response to national or world events, competition for audience share, our success in executing and integrating acquisitions, our ability to generate sufficient cash flow to meet our debt service obligations and finance operations, and other risk factors described from time to time in Cumulus Media Inc.'s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2004. Cumulus Media Inc. assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.

    Cumulus Media Inc. is the second largest radio company in the United States based on station count. Giving effect to the completion of all announced pending acquisitions and divestitures, Cumulus Media Inc. will own and operate 310 radio stations in 61 mid-size and smaller U.S. media markets. The Company's headquarters are in Atlanta, Georgia, and its web site is www.cumulus.com. Cumulus Media Inc. shares are traded on the NASDAQ National Market under the symbol CMLS.

    Cumulus Media Inc. will host a teleconference later today at 11:00 a.m. Eastern Time to discuss second quarter results. To access this teleconference live, please visit the company's web site at www.cumulus.com or dial (800) 819-9193 for domestic and international callers. Approximately one hour after completion of the call, a replay can be accessed until 11:59 PM August 18, 2005. Domestic and international callers can access the replay by dialing (719) 457-0820, pass code 4210747.


                          CUMULUS MEDIA INC.
                 Consolidated Statements of Operations
                              (Unaudited)
                 (in thousands, except per share data)

                             Three        Three        Six        Six
                            Months       Months     Months     Months
                             Ended        Ended      Ended      Ended
                           June 30,     June 30,   June 30,   June 30,
                              2005         2004       2005       2004
                        -----------  -----------  ---------  ---------

Net revenues                87,440       86,314    159,563    151,764

Operating expenses:
  Station operating
   expenses, excluding
   depreciation,
   amortization
   and LMA fees             54,506       52,620    105,024     98,915
  Depreciation and
   amortization              5,455        5,065     10,812     10,059
  LMA fees                     198          710        546      1,297
  Corporate general
   and administrative
   (excluding non-cash
   stock compensation
   expense)                  3,850        3,870      7,595      7,426
  Non-cash stock
   compensation              1,697         (125)     1,668       (216)
  Restructuring
   charges (credits)          (215)         (21)      (215)       (21)
                        -----------  -----------  ---------  ---------
       Total operating
        expenses            65,491       62,119    125,430    117,460
                        -----------  -----------  ---------  ---------
       Operating
        income              21,949       24,195     34,133     34,304
                        -----------  -----------  ---------  ---------

Nonoperating income
 (expense):
  Interest expense          (6,575)      (4,593)   (11,796)   (10,134)
  Interest income              459          188        793        296
  Loss on early
   extinguishments of
   debt                         --           --         --       (462)
  Other income
   (expense), net              (19)         (14)       (21)        13
                        -----------  -----------  ---------  ---------
       Total
        nonoperating
        expenses, net       (6,135)      (4,419)   (11,024)   (10,287)
                        -----------  -----------  ---------  ---------

       Income before
        income taxes        15,814       19,776     23,109     24,017

Income tax expense          (7,008)      (6,557)   (13,480)   (12,782)
                        -----------  -----------  ---------  ---------
  Net income           $     8,806  $    13,219  $   9,629  $  11,235
                        ===========  ===========  =========  =========

Income per common
 share:
Basic income per
 common share          $      0.13  $      0.19  $    0.14  $    0.16
                        ===========  ===========  =========  =========

Diluted income per
 common share          $      0.12  $      0.18  $    0.14  $    0.16
                        ===========  ===========  =========  =========

Weighted average basic
 common shares
 outstanding                69,128       69,877     69,108     68,122
                        ===========  ===========  =========  =========

Weighted average
 diluted common shares
 outstanding                70,541       72,861     70,583     71,264
                        ===========  ===========  =========  =========


    Reconciliation of Non-GAAP Financial Measures to GAAP Counterparts

    The following table reconciles net cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with GAAP, to station operating income and Adjusted EBITDA (dollars in thousands).


                                   Three     Three       Six      Six
                                  Months    Months    Months   Months
                                   Ended     Ended     Ended    Ended
                                 June 30,  June 30,  June 30, June 30,
                                    2005      2004      2005     2004
                                --------- --------- --------- --------
Net cash provided by operating
 activities                      $15,642   $12,528   $32,534  $27,528
 Cash payments for LMA fees          198       710       546    1,297
 Excess of accrual based
  station operating expenses to
  cash payments                    8,400    10,814     4,268    1,964
 Cash payments/(receipts) for
  Corporate general and
  administrative expenses in
  excess of accrual based
  expense                         (3,756)    1,044    (2,455)   3,619
    Cash payments for interest
     expense                       8,784     4,230    12,581   11,081
    Cash interest income            (459)     (188)     (793)    (296)
    Other cash
     payments/adjustments            275       686       263      230
Adjusted EBITDA                  $29,084   $29,824   $46,944  $45,423
                                --------- --------- --------- --------
 Add: Accrual based Corporate
  general and administrative
  expenses                         3,850     3,870     7,595    7,426
                                --------- --------- --------- --------
Station Operating Income         $32,934   $33,694   $54,539  $52,849
                                ========= ========= ========= ========


    The following table reconciles operating income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to free cash flow (dollars in thousands).


                                     Three    Three      Six      Six
                                    Months   Months   Months   Months
                                     Ended    Ended    Ended    Ended
                                   June 30, June 30, June 30, June 30,
                                      2005     2004     2005     2004
                                   -------- -------- -------- --------
Operating income                   $21,949  $24,195  $34,133  $34,304
Add:
   Non cash stock compensation       1,697     (125)   1,668     (216)
   Restructuring charges              (215)     (21)    (215)     (21)
   Depreciation and amortization     5,455    5,065   10,812   10,059
Less:
   Interest expense, net of
    interest income                 (6,116)  (4,405) (11,003)  (9,838)
   Maintenance capital
    expenditures                    (1,947)    (590)  (3,501)  (1,721)
Free cash flow                     $20,823  $24,119  $31,894  $32,567
                                   ======== ======== ======== ========



                          Cumulus Media Inc.
            Reconciliation between Historical GAAP Results
           And Pro Forma Results for the Three Months Ended
                            June 30, 2005
                        (dollars in thousands)


                                    Historical               Pro Forma
                                       GAAP    Adjustments    Results
                                    ---------- -----------  ----------

Net revenue                           $87,440     $(613)(1)   $86,827
Station operating expenses            $54,506     $(588)(2)   $53,918
Station operating income              $32,934      $(25)      $32,909
Corporate overhead                     $3,850        --        $3,850
Adjusted EBITDA                       $29,084      $(25)      $29,059

(1) Reflects the elimination of revenues from Broadcast Software
    International.
(2) Reflects the elimination of operating expenses from Broadcast
    Software International.



                          Cumulus Media Inc.
            Reconciliation between Historical GAAP Results
            And Pro Forma Results for the Six Months Ended
                            June 30, 2005
                        (dollars in thousands)

                                   Historical                Pro Forma
                                      GAAP    Adjustments     Results
                                   ---------- -----------    ---------

Net revenue                         $159,563   $(1,027)(3)   $158,536
Station operating expenses          $105,024     $(947)(4)   $104,077
Station operating income             $54,539      $(80)       $54,459
Corporate overhead                    $7,595        --         $7,595
Adjusted EBITDA                      $46,944      $(80)       $46,864

(3) Reflects the elimination of revenues from Broadcast Software
    International.
(4) Reflects the elimination of operating expenses from Broadcast
    Software International.


                            CAPITALIZATION
                        (dollars in thousands)

                                                June 30,    June 30,
                                                   2005        2005
                                                 Actual   Pro Forma(1)
                                              ----------- -----------

Cash and cash equivalents                         $2,669      $2,669
                                              =========== ===========
Long-term debt, including current maturities:
   Bank Debt                                     507,064     534,681


Total Stockholders' equity                       887,693     887,693
                                              ----------- -----------

       Total capitalization                   $1,394,757  $1,422,374
                                              =========== ===========

(1) Pro forma for cash borrowings needed to complete share repurchases completed in July and through August 3, 2005.


Net Debt to TTM Pro Forma Adjusted EBITDA (2)               5.2x


(2) Ratio calculated as (dollars in thousands):

      Funded bank debt as of June 30, 2005                   $507,064
      Plus: Cash required to complete share
       repurchases through August 3, 2005                      29,986
      Plus: Cash required to complete
       acquisitions, net of dispositions                          300
      Less: Cash balance as of June 30, 2005                   (2,669)
                                                             ---------
              Net Debt as of June 30, 2005                    534,681

      Divided by Trailing Twelve Months Pro
       Forma Adjusted EBITDA (includes the
       results of all pending acquisitions)                   103,297

      Ratio                                                      5.2x




CUMULUS MEDIA INC.
2005 Quarterly Results
Station Operating Income Margin Composition Analysis
(dollars in thousands)

The following analysis of our market portfolio separates each market into one of six categories based upon trailing twelve month Station Operating Income performance for analytical purposes only. We believe this analytical distribution of our markets is helpful in assessing the portfolio's financial and operational development.

Pro Forma for the Trailing Twelve months ended June 30, 2005:

                                                               Avg
                                                  Station    Station
  Station Operating Income     # of               Operating  Operating
           Margin %            Markets  Revenue    Income    Income %
----------------------------- -------- --------- ---------- ----------

     greater than 35.0%            28  $181,008    $84,338       46.6%
       25.0% to 34.9%              15    71,319     21,569       30.2%
       20.0% to 24.9%               5    16,950      3,785       22.3%
       10.0% to 19.9%               8    22,911      3,761       16.4%
        0.0% to 9.9%                1     2,509        194        7.7%
       less than 0.0%               4     6,286     (1,376)    (21.9)%
                              -------- --------- ---------- ----------
          Subtotal                 61  $300,983   $112,271       37.3%
        Trade, Other               --    25,047      6,832       27.3%
                                       --------- ---------- ----------
           Totals                  61  $326,030   $119,103       36.5%


Pro Forma for the Trailing Twelve months ended March 31, 2005:

                                                               Avg
                                                  Station    Station
  Station Operating Income     # of               Operating  Operating
           Margin %            Markets  Revenue    Income    Income %
----------------------------- -------- --------- ---------- ----------

     greater than 35.0%            29  $188,822    $88,331       46.8%
       25.0% to 34.9%              15    68,916     21,050       30.5%
       20.0% to 24.9%               5    16,221      3,517       21.7%
       10.0% to 19.9%               6    14,914      2,435       16.3%
        0.0% to 9.9%                2     5,742        491        8.6%
       less than 0.0%               4     5,485     (1,337)    (24.4)%
                              -------- --------- ---------- ----------
          Subtotal                 61  $300,100   $114,488       38.2%
        Trade, Other               --    24,952      5,307       21.3%
                                       --------- ---------- ----------
           Totals                  61  $325,052   $119,795       36.9%



                                    Activity for Q2 2005
                      Markets   Markets   Markets      Net    Markets
 Station Operating         at    Moving    Moving  Change In       at
  Income Margin %     3/31/05       Out        In   Category  6/30/05
-------------------- --------- --------- --------- ---------- --------

 greater than 35.0%        29         1                   (1)      28
   25.0% to 34.9%          15         1         1         --       15
   20.0% to 24.9%           5         3         3         --        5
   10.0% to 19.9%           6         2         4          2        8
    0.0% to 9.9%            2         1                   (1)       1
   less than 0.0%           4        --        --         --        4
                     ---------                                --------

       Total               61         8         8          0       61



    CONTACT: Cumulus Media Inc., Atlanta
             Marty Gausvik, 404-949-0700